Customers Bancorp Announces Common Stock Repurchase Plan WEST READING, Pa.--(BUSINESS WIRE)--On February 11, 2026, the Board of Directors of Customers Bancorp, Inc. (NYSE: CUBI) (“the Company”), the holding company for Customers Bank, authorized a new common stock repurchase plan, providing the Company the discretion to purchase up to $100 million of its outstanding common stock over a one-year period. “Over the past several years, we have deliberately strengthened our capital position, executed on our strategic priorities, grown franchise value, and organically increased our earnings power,” said Sam Sidhu, Chief Executive Officer of Customers Bancorp. “As a result of those efforts, the Board of Directors believes it is prudent to once again have a common stock repurchase authorization in place that provides us flexibility to deploy capital strategically while continuing to support our clients and our long-term growth strategy.” The timing, price, and quantity of repurchases under the common stock repurchase plan will be at the discretion of Customers Bancorp and will depend on various factors, including Customers Bancorp capital position, liquidity, financial performance, alternative uses of capital, stock trading price, regulatory requirements and limitations, and general market conditions. The repurchase plan does not obligate Customers Bancorp to repurchase any particular number of shares, and it may be suspended or terminated at any time. Customers Bancorp expects to fund any repurchases with cash on hand. The common stock repurchases may be effected through open market purchases or privately negotiated transactions, including repurchase plans that satisfy the conditions of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Institutional Background Customers Bancorp, Inc. (NYSE:CUBI) is one of the nation’s top-performing banking companies with over $24 billion in assets making it one of the 80 largest bank holding companies in the U.S. Customers Bank’s commercial and consumer clients benefit from a full suite of technology-enabled tailored product experiences delivered by best-in-class customer service distinguished by a Single Point of Contact approach. In addition to traditional lines such as C&I, commercial real estate, and residential and personal lending, Customers Bank also provides a number of national corporate banking services to clients in businesses including: fund finance, venture banking, healthcare, mortgage finance, and equipment finance. Major accolades include: • Named a Top 10 Performing Bank by American Banker for five consecutive years (2021-2025), including the #1 spot in 2024 among midsize banks ($10B to $50B in assets) • No. 45 out of the 100 largest publicly traded banks in 2026 Forbes Best Banks list • Net Promoter Score of 81 compared to industry average of 41 A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender. Learn more: www.customersbank.com. Media Contact: Vested customersbank@fullyvested.com